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                                                                  Exhibit (a)(6)

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Contact:       Brady W. Mullinax, Jr.
               Executive Vice President -
               Finance and Administration
               (404) 817-9440, ext. 3312


               ACSYS ANNOUNCES COMMENCEMENT OF VEDIOR TENDER OFFER

ATLANTA -- (April 27, 2000) -- Acsys, Inc. (AMEX: AYS) announces the commencement today of a tender offer by Vedior N.V., Tiberia B.V. and Platform Purchaser Inc. for all of the outstanding shares of common stock (together with the associated series A junior participating preferred stock purchase rights) of Acsys at a price of $5.00 net per share in cash. As previously announced on April 17, 2000, the tender offer is being made pursuant to a definitive merger agreement dated as of April 16, 2000, by and among Tiberia B.V., Platform Purchaser Inc., Vedior N.V., Select Appointments North America Inc. and Acsys. The tender offer will expire at midnight New York City time on May 24, 2000, unless extended pursuant to the terms of the merger agreement.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF ACSYS. VEDIOR, TIBERIA AND PLATFORM PURCHASER WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND ACSYS WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT SHOULD BE READ CAREFULLY BY ACSYS SHAREHOLDERS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF ACSYS, AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.

Based in Atlanta, Acsys Inc. provides professional temporary staffing and permanent placement services in the U.S. The Company's professional services division, specializing in accounting, finance and corporate staffing, provides a broad range of staffing and workforce solutions to FORTUNE 500, middle-market and emerging growth companies. The Company's information technology division, Acsys IT, provides staff augmentation, contract professionals, consulting and solutions services for SAP-TM-, J.D. Edwards-Registered Trademark-, PeopleSoft, Siebel Systems, e-Commerce and other information technology areas to numerous clients throughout the U.S. Acsys has approximately 600 employees in 40 offices nationwide. Additional information on Acsys is available at WWW.ACSYSINC.COM and WWW.ACSYSIT.COM.

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